EXHIBIT 99


For Immediate Release

SCOTT'S LIQUID GOLD-INC.
REPORTS THIRD QUARTER OPERATING RESULTS

DENVER, Colorado (November 13, 2007) -- Scott's Liquid Gold-Inc.
(OTC BB: "SLGD"), which develops, manufactures and markets household and skin care products, today announced its operating results for the third quarter and first nine months of the year 2007.

For the three months ended September 30, 2007, net sales were $4,644,100, compared with net sales of $3,842,400 in the third quarter of the previous year, an increase of $801,700 or 20.9%.
The Company reported a net loss for the third quarter of 2007 of $265,500 or ($0.03) per share, as compared with net loss of $741,000, or ($0.07) per share, in the three months ended September 30, 2006.

Net sales for the nine months ended September 30, 2007 totaled $12,810,100, compared with $12,131,500 in 2006, an increase of $678,600 or 5.6%. For the nine months ended September 30, 2007, the Company reported a net loss of $1,369,300 or ($0.13) per share compared with a net loss of $2,648,600, or ($0.25) per share, in the corresponding period of the previous year.

Mark E. Goldstein, Chairman of the Board and Chief Executive Officer of Scott's Liquid Gold-Inc., commented: "During the first nine months of 2007, we experienced a decrease in sales of our Scott's Liquid Gold household chemical products, while experiencing an increase in sales of our Montagne Jeunesse line of skin care products and a decrease in sales of our Alpha Hydrox skin care products. Our net loss for the first nine months of 2007 was $1,369,300 versus a loss of $2,648,600 in the first nine months of 2006. The decrease in our loss for the first nine months of 2007 compared to the first nine months of 2006 results from an increase in sales, and a reduction in our operating costs and expenses."

Scott's Liquid Gold-Inc.'s products, include Scott's Liquid Gold wood cleaners/preservatives, Scott's Liquid Gold Mold Control 500, Touch of Scent air fresheners, Alpha Hydrox skin care products, and Neoteric Diabetic Skin Care products. Scott's Liquid Gold-Inc. also distributes skin care and other sachets of Montagne Jeunesse. The Company is headquartered in Denver, Colorado, and its common stock trades on the OTC Bulletin Board under the symbol "SLGD".

Additional information on Scott's Liquid Gold-Inc. and its products can be accessed on the World Wide Web: www.scottsliquidgold.com, www.alphahydrox.com, www.touchofscent.com, and www.neotericdiabetic.com.

This press release may contain "forward-looking" statements within the meaning of U.S. federal securities laws. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements and the Company's performance inherently involve risks and uncertainties that could cause actual results to differ from such forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of each of our significant products in the marketplace; the degree of success of any new product or product line introduction by us; uncertainty of consumer acceptance of the new Alpha Hydrox products introduced in 2005, and Mold Control and wood wash products; competitive factors; any decrease in distribution of (i.e., retail stores carrying) our significant products; continuation of our distributorship agreement with Montagne Jeunesse; the need for effective advertising of our products; limited resources available for such advertising; new competitive products and/or technological changes; dependence upon third party vendors and upon sales to major customers; changes in the regulation of our products, including applicable environmental regulations; the effect of these and other risk factors on our liquidity; the loss of any executive officer; and other risks discussed in this release and in the Company's periodic report filings with the Securities and Exchange Commission.
By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

For further information, please contact:
Jeffry B. Johnson at (303) 373-4860




                  SCOTT'S LIQUID GOLD-INC. & SUBSIDIARIES
              Consolidated Statements of Operations (Unaudited)

                          Three Months               Nine Months
                        Ended September 30,       Ended September 30,
                     ------------------------  ------------------------
                         2007         2006         2007         2006
                     -----------  -----------  -----------  -----------
Net sales            $ 4,644,100  $ 3,842,400  $12,810,100  $12,131,500

Operating costs
 and expenses:
   Cost of sales       2,609,300    2,069,300    7,296,400    6,880,200
   Advertising            66,700      360,900      267,800    1,062,200
   Selling             1,406,900    1,353,400    4,041,300    4,189,100
   General and
    administrative       735,800      791,400    2,318,700    2,566,700
                     -----------  -----------  -----------  -----------
                       4,818,700    4,575,000   13,924,200   14,698,200
                     -----------  -----------  -----------  -----------

Loss from operations    (174,600)    (732,600)  (1,114,100)  (2,566,700)

Gain on disposal
 of assets                  -          67,100         -          67,100
Interest income           16,700       35,300       60,600       62,200
Interest expense        (107,600)    (110,800)    (315,700)    (211,200)
                     -----------  -----------  -----------  -----------
Loss before
 income taxes           (265,500)    (741,000)  (1,369,300)  (2,648,600)

Income tax expense
 (benefit)                  -            -            -            -
                     -----------  -----------  -----------  -----------

Net loss             $  (265,500) $  (741,000) $(1,369,300) $(2,648,600)
                     ===========  ===========  ===========  ===========

Net loss per
 common share:
   Basic             $     (0.03) $     (0.07) $     (0.13) $     (0.25)
                     ===========  ===========  ===========  ===========
   Diluted           $     (0.03) $     (0.07) $     (0.13) $     (0.25)
                     ===========  ===========  ===========  ===========

Weighted average
 shares outstanding:
   Basic              10,545,000   10,503,000   10,537,000   10,503,000
                     ===========  ===========  ===========  ===========
   Diluted            10,545,000   10,503,000   10,537,000   10,503,000
                     ===========  ===========  ===========  ===========